Exhibit 2.1.1

STATE OF SOUTH CAROLINA

SECRETARY OF STATE

ARTICLES OF AMENDMENT

TYPE OR PRINT CLEARLY IN BLACK INK

Pursuant to Section 33-10-106 of the 1976 South Carolina Code of Laws, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation

1 The name of the corporation is Coastal Banking Company, Inc.

2 Date of Incorporation June 8, 1999

3 Agent’s Name and Address Randolph C. Kohn, 36 W Sea Island Pkwy, Beaufort, SC 29902

4 On May 18, 2007 , the corporation adopted the following Amendment(s) of its Articles of Incorporation (Type or attach the complete text of each Amendment)

“Consideration of Certain Business Transactions.

(a) In any case in which the Act or other applicable law requires shareholder approval of any merger or share exchange of the Corporation with or into any other corporation, or any sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to any other Corporation, person or other entity, approval of such actions shall require either

(i) the affirmative vote of two-thirds (2/3) of the directors of the Corporation then in office and the affirmative vote of a majority of the issued and outstanding shares of the Corporation entitled to vote, or

(ii) the affirmative vote of a majority of the directors of the Corporation then in office and the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote

(b) The Board of Directors shall have the power to determine for the purposes of this Article, on the basis of information known to the Corporation, whether any sale, lease or exchange or other disposition of part of the assets of the Corporation involves substantially all of the assets of the Corporation

(c) Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitle to vote thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting”

5	The manner, if not set for the Amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the Amendment shall be effected, is as follows (if not applicable, insert “not applicable” or “NA”)

N/A

6	Complete either “a” or “b”, whichever is applicable

a	Amendment(s) adopted by shareholder action
At the date of adoption of the Amendment, the number of outstanding shares of each voting group entitled to vote separately on the Amendment, and the vote of such shares was

Voting Group	Number of Outstanding Shares	Number of Votes Entitled to be Cast	Number of Votes Represented at the Meeting	Number of Undisputed* Shares For or Against
Issued and outstanding	2,402,594	2,402,594	1,634,764	For – 1,606,329 Against – 8,497

*NOTE	Pursuant to Section 33-1—1-6(6)(1) of the 1976 South Carolina Code of Laws, as amended, the corporation can alternatively state the total number of disputed shares cast for the amendment by each voting group together with a statement that the number of cast for the amendment by each voting group was sufficient for approval by that voting group

b	The Amendment(s) was duly adopted by the incorporators or board of directors without shareholder approval pursuant to section 33-6-102(d), 33-10-102 and 33-10-105 of the 1976 South Carolina Code of Laws, as amended, and shareholder action was not required

7	Unless a delayed dated is specified, the effective date of these Articles of Amendment shall be the date of the acceptance for filing by the Secretary of State (See Section 33-1-230(b) of 1976 South Carolina Code of Laws, as amended)

Date 14 February, 2008	Coastal Banking Company, Inc.
Name of Corporation

/s/ Michael G. Sanchez
Signature

Michael G Sanchez, CEO
Type or Print Name of Office